Exhibit 99.1

FOR IMMEDIATE RELEASE

Comverge to Implement 130 MW Virtual Peaking Capacity Program for the State of Connecticut

•	Largest Residential and Small Commercial and Industrial VPC Program in North America

•	Ten (10) Year Contract Utilizing Existing Assets from Expiring VPC ISO-NE Contracts

•	Comverge’s Managed Capacity Now Exceeds 1600 Megawatts

•	Comverge Expected Future Contracted Revenues Reaches over $300 million

East Hanover, NJ: October 8, 2007 – Comverge, Inc., (NASDAQ: COMV), the leading provider of clean energy solutions through demand response and energy efficiency, announced today it has executed a 10 year Virtual Peaking CapacityTM (VPC™) contract with The Connecticut Light and Power Company (CL&P). The VPC program will enable CL&P to utilize up to 130 megawatts (MWs) of clean capacity in times of peak energy demand for increased grid reliability at a lower cost than conventional alternatives. The contract is pending approval with the Connecticut Department of Public Utility Control (DPUC). The original plan for the program was supported by the DPUC as a result of Connecticut’s Energy Independence Act legislation.

Robert M. Chiste, Chairman, President and CEO of Comverge said, “Comverge is pleased to deliver to CL&P existing demand response capacity developed over the past 4 years within the southwestern Connecticut area under our ISO New England contracts, in addition to new capacity which will be enrolled over the initial 5 year period of the contract. Demand response programs are becoming a key element in the operation of the electric grid. The CL&P agreement will be our eighth, and largest, VPC contract. Comverge looks forward to working with CL&P on expanding the amount of demand response capacity and the geographic reach of the program across the entire CL&P service territory and providing benefits to all CL&P customers by providing a means of lowering Connecticut’s peak electric demand”.

Under the VPC program, which will be marketed to CL&P’s residential and small commercial and industrial customers, Comverge will build, operate maintain, and own the system to deliver 130 MWs of residential and small commercial and industrial demand response. Comverge will be working with CL&P to ensure compatibility with unfolding advanced metering technology (AMI).

“Our commitment to deliver reliable and cost effective power to our customers is second to none,” said Ron Araujo, Manager of Conservation and Load Management Programs, Connecticut Light & Power. “The Comverge VPC program will help us to continue providing the level of service our customers expect using an environmentally responsible solution.”

About Comverge

Comverge is a leading provider of clean energy solutions that improve grid reliability and supply electric capacity on a more cost effective basis than conventional alternatives by reducing base load and peak load energy consumption. For more information, visit www.comverge.com. “Virtual Peaking Capacity” and “VPC” are trademarks of Comverge, Inc.

For Comverge Investors:

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance, including projected capacity and payments. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships, and other risks more fully described in our most recently filed Quarterly Report on Form 10-Q and other of the company’s filings with the Securities and Exchange Commission. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Investor Relations

Michael Picchi

Chief Financial Officer

770-696-7660, invest@comverge.com

Media Relations

Chris Neff

Director of Marketing

973-947-6064, cneff@comverge.com